Exhibit 10.11

SECOND AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement is entered into as of July 30, 2003 (the “Amendment”), by and between COMERICA BANK, successor by merger to Comerica Bank California (“Bank”) and TIPPINGPOINT TECHNOLOGIES, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of June 30, 2002, as amended from time to time, including without limitation that certain First Amendment to Loan and Security Agreement dated as of March 24, 2003 (collectively, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.	Section 1.1 of the Loan Agreement is hereby amended to add or amend, as the case may be, the following definition as follows:

“Equipment Maturity Date” means July 31, 2006.

2.	Section 2.1 (b) of the Agreement hereby is amended to read in its entirety as follows:

(b)	Equipment Advances.

(i) Subject to and upon the terms and conditions of this Agreement, at any time from the date hereof through January 31, 2004, Bank agrees to make advances (each an “Equipment Advance” and, collectively, the “Equipment Advances”) to Borrower in an aggregate amount not to exceed the Equipment Line. Each Equipment Advance shall not exceed ninety percent (90%) of the invoice amount of equipment and software approved by Bank from time to time (which Borrower shall, in any case, have purchased within 120 days of the date of the corresponding Equipment Advances), excluding taxes, shipping, warranty charges, freight discounts and installation expense. Equipment Advances for software shall not exceed $250,000 in the aggregate of all Equipment Advances. Notwithstanding the foregoing, subject to and upon the terms and conditions of this Agreement, and subject to the limitation above on software, Bank agrees to make a single Equipment Advance on or about the Closing Date (the “Closing Date Equipment Advance”), which shall not exceed $300,000 for equipment and software approved by Bank (which Borrower shall have purchased more than 120 days from the date of the Closing Date Equipment Advance, but after January 1, 2002).

(ii) Interest shall accrue from the date of each Equipment Advance at the rate specified in Section 2.3 (a), and shall be payable monthly on the last day of each month so long as any Equipment Advances are outstanding. The Closing Date Equipment Advance shall be payable in thirty (30) equal monthly installments of principal, plus all accrued interest, beginning on the last day of the first full month following the Closing Date, and continuing on the same day of each month thereafter until paid in full. Any Equipment Advances (excluding the Closing Date Equipment Advance) that are outstanding on January 30, 2003 shall be payable in thirty (30) equal monthly installments of principal, plus all accrued interest beginning on February 28, 2003, and continuing on the same day of each month thereafter until paid in full. Any Equipment Advances that are outstanding on January 31, 2004 (excluding the Closing Date Equipment Advance and any Equipment Advances which were outstanding on January 30, 2003) shall be payable in thirty (30) equal monthly installments of principal, plus all accrued interest, beginning on February 29, 2004, and continuing on the same day of each month thereafter through the Equipment

Maturity Date, at which times all amounts owing under this Section 2.1 (b) and any other amounts owing under this Agreement shall be immediately due and payable. Equipment Advances, once repaid, may not be reborrowed. Borrower may prepay any Equipment Advances without penalty or premium.

(iii) When Borrower desires to obtain an Equipment Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three (3) Business Days before the day on which the Equipment Advance is to be made. Such notice shall be substantially in the form of Exhibit B. The notice shall be signed by a Responsible Officer or its designee and include a copy of the invoice for any Equipment to be financed.

3. Unless otherwise defined, all capitalized terms in this Amendment shall be as defined in the Agreement. Except as amended, the Agreement remains in full force and effect.

4. Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.

5. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

6. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)	this Amendment, duly executed by Borrower;

(b)	Secretary’s Certificate incorporating Resolutions to Borrow;

(c)	an amount equal to all Bank Expenses incurred after the Closing Date; and

(d)	such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

TIPPINGPOINT TECHNOLOGIES, INC.

By:	/s/ MICHAEL J. RAPISAND
Name:	Michael J. Rapisand
Title:	Chief Financial Officer

COMERICA BANK

By:	/s/ PHILIP WRIGHT
Name:	Philip Wright
Title:	Vice President